Exhibit 10.10
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Second Amended and Restated Employment Agreement (this “Agreement”) is entered into as of August 13, 2007 (the “Effective Date”), by and between ArcSight, Inc., a Delaware corporation (the “Company’), and Robert W. Shaw (the “Executive”).
     WHEREAS, the Company currently employs the Executive under an Amended and Restated Employment Agreement dated as of August 13, 2004, and scheduled to expire on August 13, 2007; and
     WHEREAS, the Company desires to continue the Executive’s employment on the terms and conditions set forth in this Second Amended and Restated Employment Agreement and the Executive desires to continue his employment with the Company on such terms;
     NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this Agreement, the Company and the Executive agree as follows:
     1. Employment and Duties. During the Employment Period (as defined in Section 2 below), the Executive will serve as Chief Executive Officer of the Company. The duties and responsibilities of the Executive shall include the customary duties for such position, as set forth for such position in the Company’s bylaws from time to time in effect and such other duties and responsibilities as the Board of Directors of the Company (the “Board of Directors”) may from time to time reasonably assign. The Executive shall report to the Board of Directors. In addition, during the Employment Period, the Executive shall (a) serve at the pleasure of the stockholders as a member of the Board of Directors and shall be nominated for such position by the Company whenever directors are to be elected and (b) as determined by the Board of Directors in its sole discretion, serve as the Chairman of the Board of Directors. The Executive shall perform faithfully the executive duties assigned to him to the best of his ability.
     2. Employment Period.
          (a) Term. The Employment Period shall begin upon the Effective Date and shall continue thereafter until the second anniversary of the Effective Date (such agreed period hereafter the “Employment Period”), unless sooner terminated pursuant to the provisions of this Agreement.
          (b) Early Termination.
               (i) The Company may terminate the Executive’s employment prior to the end of the Employment Period by giving the Executive 10 days’ advance notice in writing. If the Company terminates the Executive’s employment prior to the end of the Employment Period for any reason other than death, Cause or Disability, both as defined below, the provisions of Section 10(a) shall apply. The Executive may terminate his employment prior to the end of the Employment Period by giving the Company 10 days’ advance written notice. If the Executive terminates his employment prior to the end of the Employment Period other than for Good Reason, the provisions of Section 10(b) shall apply.

               (ii) The Executive may terminate his employment prior to the end of the Employment Period for Good Reason, as defined below, and, provided that the Executive (i) notifies the Company in writing not later than 90 days from the date of the initial event giving rise to Good Reason (ii) provides the Company with at least 30 days to remedy such the event constituting Good Reason and (iii) terminates employment with the Company within 7 days following the Company’s failure to cure.
               (iii) The Executive may terminate his employment prior to the end of the Employment Period other than for Good Reason, as defined below, by giving the Company 10 days’ advance written notice, and, upon such termination, the provisions of Section 10(b) shall apply.
Upon termination of the Executive’s employment with the Company, the Executive’s rights under any applicable benefit plans shall be determined under the provisions of those plans. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 2(b).
          (c) Death. The Executive’s employment shall terminate in the event of his death. The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive’s death, or for periods following the Executive’s death. The Executive’s rights under the benefit plans of the Company in the event of the Executive’s death shall be determined under the provisions of those plans.
          (d) Cause. The Company may terminate the Executive’s employment for Cause at any time upon delivery of notice in writing. For all purposes under this Agreement, “Cause” shall mean (i) willful failure by the Executive to substantially perform his duties hereunder after receipt of a written warning from the Board of Directors, (ii) a willful act by the Executive which is injurious to the Company, (iii) a willful breach by the Executive of a material provision of this Agreement, or (iv) a material violation of a federal or state law or regulation applicable to the business of the Company. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective. The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.
          (e) Disability. The Company may terminate the Executive’s employment for Disability by giving the Executive 10 days’ advance notice in writing. For all purposes under this Agreement, “Disability” shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than two consecutive months, or for at least 50 business days in any twelve-month period, as the result of his incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this Subsection (e) becomes effective, the notice of termination shall automatically be deemed to have been revoked, provided that the Executive shall not be entitled to continue his employment with the Company if so specified in the notice if he has been unable to substantially perform his duties under this Agreement for a period of at least 70 business days in the twelve-month period prior to the date of the notice. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability, or for periods following the date when such a termination of employment is effective. The Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.
          (f) Good Reason. Employment with the Company may be regarded as having been constructively terminated by the Company, and the Executive may therefore terminate his employment for Good Reason and thereupon become entitled to the benefits of Section 10(a) below, if, before the end of the Employment Period, one or more of the following events shall occur (unless, in the case of an event described in Paragraph (iii), (iv) or (v) below that occurs prior to a Change in Control (as defined in the Company’s 2002 Stock Plan), such event applies generally to all senior management of the Company):
               (i) the assignment to the Executive of any duties or the reduction of the Executive’s duties, either of which results in a significant diminution in the Executive’s position or responsibilities with the. Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities;
               (ii) the assignment to the Executive of (A) any position other than the position of Chief Executive Officer of the Company or (B) any position that does not report directly to the Board of Directors of the Company; ‘
               (iii) a material reduction, without good business reasons, of the facilities and perquisites available to the Executive immediately prior to such reduction;
               (iv) a material reduction in the Base Salary of the Executive as in effect immediately prior to such reduction; or
               (v) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced.
     3. Place of Employment. The Executive’s services shall be performed at the Company’s principal executive offices. The parties acknowledge, however, that the Executive may be required to travel extensively in connection with the performance of his duties hereunder, including travel to the principal places of business, and travel on behalf of, the parent and affiliates of the Company.
     4. Salary.
          (a) Base Salary. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Period a base salary (the “Base Salary”) at an annual rate of not less than four hundred fourteen thousand five hundred dollars ($414,500); The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

          (b) Bonus. In addition to the Base Salary, the Executive may receive an annual bonus in such amount as shall be determined by the Board of Directors, in its sole discretion. Executive’s annual bonus (if any) shall be paid to Executive not later than July 15th of the year following the year in which Executive performs services with respect to such annual bonus.
     5. Expenses.
          (a) General Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable, ordinary and necessary travel, entertainment and other Company-related expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, however, that the Executive shall properly account for such expenses in accordance with Company policies and procedures. In addition, the Company shall (i) reimburse the Executive for all reasonable travel expenses between the Executive’s home and the Company’s principal office (including the lease or rental of a car for use in the area of the Company’s principal office and any associated automobile-related expenses (e.g., maintenance, etc.)) and (ii) make cash payments to the Executive in amounts calculated to provide after-tax proceeds sufficient to pay any federal and state income and payroll taxes on the reimbursements described in clause (i); provided, however, that the cash payment contemplated in this clause (ii) shall be paid to Executive no later than December 31st of the year following the year in which Executive pays the relevant taxes.
          (b) Telephone and Data Service. As necessities to the performance of his service hereunder, the Company shall, during the Employment Period, furnish to the Executive (i) a cellular telephone (for which Company shall pay all monthly base charges and the call charges related to Company business purposes, as well as related tax and other charges in connection with such use) and (ii) a DSL or cable modem connection to facilitate the Executive’s access to the Internet (for which Company shall pay reasonable installation costs and monthly fees).
     6. Stock Purchase Right. The Company shall file a reoffer prospectus with respect to all shares of the Company’s Common Stock held by the Executive at such time as the Company files an initial registration statement on Form S-8 (or any successor or substitute form) in the event that no exemption is available under Rule 144 or Rule 701 of the Securities and Exchange Commission with respect to the resale of such shares by the Executive upon an initial public offering of the Company’s securities.
     7. Other Benefits. During the Employment Period, the Executive shall be entitled to participate in medical, dental and other employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. In addition, the Company shall, during the Employment Period: (a) maintain in effect for the Executive, at the Company’s expense, a life insurance policy insuring the life of the Executive in the amount of $2,000,000, with the beneficiary or beneficiaries of such policy to be as determined by the Executive from time to time in his sole discretion; (b) reimburse the Executive for the reasonable cost of maintaining a rental apartment near the Company’s principal offices (provided that the aggregate cost under Section 5(a)(i) and this Section 7(b) in any Company fiscal year shall not exceed $125,000); and (c) make cash payments to the Executive in amounts calculated to provide after-tax proceeds sufficient to pay any federal and state income and payroll taxes on the benefits described in clauses (a), and (b) above; provided, however, that the cash payment contemplated in this clause (c) shall be paid to Executive no later than December 31st of the year following the year in which Executive pays the relevant taxes.
     8. Vacations and Holidays. The Executive shall be entitled to four weeks of paid vacation for each year of his employment with the Company, and Company holidays in accordance with the Company’s policies in effect from time to time for its senior executive officers.
     9. Other Activities. The Executive shall, except for Permitted Outside Activities, as defined below, during the Employment Period, devote substantially all of his working time and efforts to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties assigned to him pursuant to this Agreement, except for vacations, holidays and sickness, and shall not, during any period for which the Executive receives any compensation hereunder, without the prior written approval of the Board of Directors, actively participate in any other business (other than Permitted Outside Activities), whether as an employee, consultant, director or in any other capacity, nor shall the Executive take any actual or contingent direct ownership interest in any business, other than the Company, engaged in the design, development or sale of security and compliance software or hardware or substantially similar products or such other business of the Company that may be described from time to time during the Employment Period in filings with the Securities and Exchange Commission (the “Business”), provided, however, that this Agreement shall not prohibit the ownership by the Executive of up to five percent (5%) of the issued and outstanding capital stock of a publicly-held corporation operating in the Business, so long as he does not participate in the control or take an active part in the management or direction thereof and does not act as consultant or in any other way render services thereto. “Permitted Outside Activities,” as used herein, shall mean (a) service on the boards of directors of the corporations listed on Exhibit A hereto and (b) service on the boards of directors of such other corporations as may be approved by the Company’s Board of Directors in its sole discretion.
     10. Termination Benefits. In the event the Executive’s employment terminates prior to the end of the Employment Period, then the Executive shall be entitled to receive severance and other benefits as follows:
          (a) Involuntary Termination. In the event the Company terminates the Executive’s employment other than for death, Disability or Cause, or if the Executive terminates his employment for Good Reason, then, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, the Executive shall be entitled to (i) a lump-sum severance benefit in an amount equal to 12 months of his Base Salary, which shall be paid no later than March 15th of the year following the year in which the Company terminates the Executive’s employment other than for death, Disability or Cause, or if the Executive terminates his employment for Good Reason, and (ii) the acceleration of the vesting of 33% of the original number of shares included in any grant of options, restricted shares, stock units or other forms of equity made by the Company to the Executive. In addition, if the Company is subject to a Change in Control and within 12 months thereafter the Company terminates the Executive’s employment other than for death, Disability or Cause, or if the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the acceleration of the vesting of 100% of the original number of shares included in any grant of options, restricted shares, stock units or other forms of equity made by the Company to the Executive.
          (b) Other Termination. In the event the Executive’s employment terminates for any reason other than as described in Section 10(a) above, including by reason of the Executive’s death, Disability or resignation other than for Good Reason, then the Executive shall be entitled to receive severance and any other benefits only as may be established under the Company’s severance and benefit plans and policies at the time of such termination.
     11. Withholding Taxes; Section 409A. All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. Notwithstanding any provision to the contrary, to the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A, and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6)- month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A) with the Company; (ii) the date of Executive’s disability (as defined in the Code); or (iii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum.
     12. Proprietary Information. During the Employment Period and thereafter, the Executive shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its subsidiaries) any confidential information or proprietary data of the Company. The Proprietary Information Agreement dated January 8, 2002 between the Company and the Executive (the “Employee Agreement”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference, continues in effect in accordance with the terms thereof. In the event of any conflict between the provisions of this Agreement and the Employee Agreement, the provisions of this Agreement shall control.
     13. Non-Solicitation. The Executive covenants and agrees with the Company that during his employment with the Company and for a period expiring one year after the date of termination of such employment, he will not solicit any of the Company’s then-current employees or any person employed by the Company within six months prior to such termination, or the then-current employees of any subsidiary or controlling parent entity (including any person employed within six months prior to such termination by any such subsidiary or controlling entity), to terminate their employment with the Company or such affiliated entity or to become employed by any firm, company or other business enterprise with which the Executive may then be connected.
     14. Right to Advice of Counsel; Related Fees. The Executive acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement. The Company shall reimburse the Executive for his actual and documented expenses, including legal and accounting/tax consultant fees and costs, reasonably incurred by the Executive in connection with the negotiation and execution of this Agreement.
     15. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to or coincident with the effectiveness of any such succession shall entitle the Executive to the benefits described in Section 10(a) of this Agreement, subject to the terms and conditions therein.
     16. Absence of Conflict. The Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, except as expressly permitted herein.
     17. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries; provided, however, that such assignment will not relieve the Company of its obligations hereunder. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.
     18. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States mail, postage prepaid, addressed as follows:

If to the Executive:	Robert W. Shaw

If to the Company:	ArcSight, Inc.
5 Results Way
Cupertino, CA 95014
Attention: Chief Financial Officer
or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this Section 17. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.
     19. Integration. This Agreement and the Exhibits hereto represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral, regarding the subject matter hereof (including, without limitation, the Amended and Restated Employment Agreement dated as of August 13, 2004), except that the Stock option, restricted stock, stock unit or other equity agreements between the Company and the Executive may contain acceleration provisions consistent with the provisions in Section 10(a). No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.
     20. Waiver. Failure or delay on the part of either party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.
     21. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     22. Headings. The headings of the sections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
     23. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.
     24. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

     IN WITNESS WHEREOF, each of the patties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ARCSIGHT, INC.

By:	/s/ Stewart Grierson

Title:	CFO
Date:	9/10/07

EXECUTIVE:

/s/ Robert W. Shaw

Robert W. Shaw

Date:	9/10/07

EXHIBIT A
LIST OF DIRECTORSHIPS
None